Exhibit 99.1

Tier Technologies, Inc.

10780 Parkridge Blvd., Suite 400

Reston, VA 20191

CONTACT:

Matt Brusch, Director of Communications

mbrusch@tier.com

(571) 382-1048

Tier Announces New Board Members

RESTON, Va. – March 30, 2007 – Tier Technologies, Inc. (OTC: TIER) today announced the addition of John J. Delucca and James R. Stone to its Board of Directors.

“We are delighted to welcome John Delucca and Jim Stone as new independent members of Tier’s Board,” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier. “These two individuals bring an enormous depth of successful business experience and relevant expertise to Tier. We look forward to the valuable insight they will bring to Tier’s Board and to their contributions to Tier’s future growth.”

Mr. Delucca was Executive Vice President and Chief Financial Officer of the REL Consultancy Group until his retirement in 2004. Mr. Delucca previously served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Coty Inc. from 1999 to 2002 and as Senior Vice President and Treasurer of RJR Nabisco Inc. from 1993 to 1998. Mr. Delucca also has served, among other positions, as Managing Director and Chief Financial Officer of Hascoe Associates, President and Chief Financial Officer of the Lexington Group, and Senior Vice President-Finance and Managing Director of The Trump Group. Mr. Delucca currently serves as a director and chairman of the nominating and governance committee, and as a member of the audit committee of Enzo Biochem, Inc., as a director and deputy chairman of the audit committee, and as a member of the nominating and governance committee, and the trading and risk committee of British Energy PLC, as a director and chairman of the audit committee of Endo Pharmaceuticals, Inc., and as a director and chairman of the audit committee of ITC Deltacom, Inc. Mr. Delucca has done extensive teaching as a Lecturer in the graduate division of Seton Hall University, and as Adjunct Asst. Professor at Fordham University’s Graduate School of Business Administration. He is a graduate of Bloomfield College, where he received a B.A. degree, and an M.B.A in finance from Fairleigh Dickinson University. Mr. Delucca was elected to Tier’s Board of Directors by a majority of shareholders at the Company’s Annual Meeting of Shareholders held on February 28, 2007.

Mr. Stone is a Managing Director with USBX, Inc., an advisory firm. Prior to joining USBX in 2006, Mr. Stone was the Chief Executive Officer of Converge Capital, an advisory firm focused on technology and business services deals. Prior to founding Converge Capital in 2001, Mr. Stone was head of the Boston M&A offices for Updata Capital and Montgomery Securities and a Director for PricewaterhouseCoopers Securities M&A and private placement group. Mr. Stone started his banking career with Citicorp Leveraged Capital. Prior to joining Citicorp, Mr. Stone was the Vice President of Corporate Development for Affiliated Computer Services, a leading provider of Business Process Outsourcing services. Prior to that time, Mr. Stone practiced corporate law with Kirkland and Ellis LLP and Hale and Dorr. He is a current member of the Massachusetts Bar Association, and is an Adjunct Professor at the Boston University Graduate School of Management. Mr. Stone received a B.S. from Boston University, an M.B.A. from the University of Texas at Austin and a J.D. from Columbia Law School. Tier’s Board of Directors elected Mr. Stone to the Company’s Board effective March 26, 2007.

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include over 3,100 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions and, through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. For a discussion of the factors which may cause our actual events or results to differ from those projected, please refer to the Company’s quarterly report on Form 10-Q for the period ended December 31, 2006, and other reports filed with the SEC.

###